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                     November 22, 2022

       Timothy R. Kraus
       Senior Vice President and Chief Financial Officer
       Dana Incorporated
       3939 Technology Drive
       Maumee, Ohio 43537

                                                        Re: Dana Incorporated
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-01063

       Dear Timothy R. Kraus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing